Exhibit 21.1



List of Subsidiaries
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Navistar Communications Holdings, Ltd (100% owned subsidiary);

Beijing Broadcasting and Television Co., Ltd. (70% indirectly owned subsidiary)

Lucky Star Century Advertizing Co., Ltd. (70% indirectly owned subsidiary)









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